Exhibit 99.2

Risk Factor

The “fast-pay stock” rules could apply if we issue additional Series B, Series C, or Series D preferred shares.

We have or will have several series of preferred shares outstanding including (but not limited to): Series B participating preferred shares of beneficial interest, $.01 par value (“Series B preferred shares”), Series C participating preferred shares of beneficial interest, $.01 par value (“Series C preferred shares”), and Series D cumulative redeemable perpetual preferred shares of beneficial interest, $.01 par value (“Series D preferred shares”).  Under the terms of each of our Series B, Series C, and Series D preferred shares, we have the ability to issue additional preferred shares without shareholder approval. If we issue additional preferred shares at a price that exceeds the $25.00 per share redemption price (with respect to the Series B and Series C preferred shares only, calculated without any increase for the “HPA Adjustment”) by more than a de minimis amount, then those shares might be considered to be “fast-pay stock” under the applicable U.S. Treasury Regulations. Whether those regulations would apply would depend upon all of the facts and circumstances, including the fact that, with respect to the Series B and Series C preferred shares only, the amount that the Series B or Series C preferred shares may be redeemed or converted includes the “HPA Adjustment.” The Company believes that if at the time particular additional Series B, Series C or Series D preferred shares are issued (i) the redemption (and conversion) price (including, with respect to the Series B and Series C preferred shares only, any HPA Adjustment) for such shares (assuming for this purpose that the shares are then redeemable or subject to conversion) is equal to or greater than the issue price for such shares and (ii) the Company expects that during the entire period that such shares are redeemable (or subject to conversion) the redemption (or conversion) price will equal or exceed the issue price, it is likely that the fast-pay stock rules will not apply. However, under a facts and circumstances analysis, there can be no assurance that the fast-pay stock rules would not be determined to apply.

If the fast-pay stock rules were determined to apply to the issuance of additional Series B, Series C or Series D preferred shares, then the consequences could include:

•                                          The holders of our common shares and other preferred shares (including shares of Series B, Series C or Series D preferred shares not subject to the fast-pay stock rules) being treated as collectively having acquired from us financial instruments (which may be treated as debt or equity for U.S. federal income tax purposes, depending on the facts) with the same terms as the additional shares of Series B, Series C, or Series D preferred shares being issued, with the result that they will be taxed on payments made on those shares as and when made, even though they will not receive those payments.

•                                          The holders of the additional shares of Series B, Series C, or Series D preferred shares issued instead having acquired, for U.S. federal income tax purposes, financial instruments (as described above) issued directly to them by the holders of our common shares and other preferred shares in exchange for the price paid for those shares, rather than our shares, with the holders of our common shares and other preferred shares making payments to them with respect to those financial instruments as and when the payments with respect to the additional Series B, Series C or Series D preferred shares are made.

There is virtually no guidance as to the consequences to the purchasers of the additional shares of Series B, Series C, or Series D preferred shares of payments deemed to be coming to them from the holders of our common shares and other preferred shares with respect to the deemed financial instruments that they purchased from such holders, instead of the payments being considered made by us to them with respect to our Series B, Series C, or Series D preferred shares.